EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Tokai Pharmaceuticals, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 2, 2014, except for the last paragraph of Note 16, as to which the date is August 29, 2014, relating to the consolidated financial statements of Tokai Pharmaceuticals, Inc., which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-198052). We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 as incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 16, 2014